Press Contact:    Noah Cole, Phone +1-415-580-3535
Email:         noah.cole@autodesk.com
Investor Contact:     David Gennarelli, Phone +1-415-507-6033
Email:        david.gennarelli@autodesk.com

Autodesk Announces Restructuring Plan To Accelerate Transition To Cloud and Subscription Business
Company Expects to Exceed Q4 FY2016 Non-GAAP Business Outlook

SAN RAFAEL, Calif., February 3, 2016 - Autodesk, Inc. (Nasdaq: ADSK) today announced a restructuring plan that will accelerate the move to the cloud and its transition to a subscription-based business model. Through the restructuring, Autodesk seeks to reduce expenses, streamline the organization, and reallocate resources to align more closely with the company’s needs going forward.

“As we progress through our business model transition, we continue to take a comprehensive look at our company to see where we can be more effective and efficient. To realize maximum value for both our customers and shareholders, and as a follow-on to previously discussed cost reduction actions, we are restructuring so we can focus resources on areas that will accelerate the move to the cloud and transition to a subscription-based business,” said Carl Bass, Autodesk President and CEO.

Autodesk plans to reduce staffing levels in the near-term by approximately 10%, or approximately 925 positions, and to consolidate certain leased facilities.  Autodesk expects these actions will result in additional cost savings in fiscal 2017 and beyond, while reinvesting a portion of the savings in areas critical to its platform and business model transition.  The company anticipates taking pre-tax charges of $85 million to $95 million in connection with the restructuring.

Autodesk also expects to be at the high end or exceed its guidance ranges for billings, revenue, non-GAAP EPS, and net subscription additions for the fourth quarter of fiscal 2016.

Bass continued, “To be clear, the restructuring announced today is not related to anything we are seeing in the macro-economic environment. We ended fiscal 2016 on a high note with very strong fourth-quarter billings growth and continued demand for our subscription offerings. Solid revenues, coupled with continued cost-controls, led to better than expected non-GAAP EPS during the quarter.  I’m pleased we were able to deliver these results at such a critical moment in Autodesk’s transition.”

Additional details regarding the company’s fourth quarter financial results and restructuring plan will be provided on the company’s regularly scheduled earnings conference call to be held on February 25, 2016.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call on February 25th at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investors. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 pm ET at http://www.autodesk.com/investors. This replay will be maintained on Autodesk's website for at least 12 months.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding current expectations for the Company’s fourth fiscal quarter financial results, future operations and performance, including restructuring charges, related cash expenditures and the timing to recognize these charges, cost savings, future hiring, the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription, and other statements regarding our strategies, market and products positions, performance, and results. While fourth quarter guidance estimates are based on a completed financial period, the Company has not completed its financial close process and, as a result, amounts are subject to accounting adjustments and may vary. There are a significant number of other factors that could cause actual results to differ materially from statements made in this press release, including: estimates and assumptions underlying the Company’s restructuring plan, estimated charges may not be realized; failure to maintain cost reductions or otherwise control our expenses; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; unexpected fluctuations in our tax rate; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2015 and Form 10-Q for the quarter ended October 31, 2015, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

The Company’s guidance for the fourth quarter of 2016 and a reconciliation of the non-GAAP financial measures that were specified therein may be found in the press release included with the Current Report on Form 8-K filed by the Company on November 19, 2015 and on the Company’s website at:
http://investors.autodesk.com/phoenix.zhtml?c=117861&p=IROL-secToc&TOC=aHR0cDovL2FwaS50ZW5rd2l6YXJkLmNvbS9vdXRsaW5lLnhtbD9pcGFnZT0xMDU4OTc4NCYmZXhwPSUyNGNpayUyODc2OTM5NyUyOSthbmQrJTI4Rm9ybSs4LUslMjkmc3Vic2lkPTU3&ListAll=1

About Autodesk
Autodesk helps people imagine, design and create a better world. Everyone—from design professionals, engineers and architects to digital artists, students and hobbyists—uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk and the Autodesk logo are registered trademarks or trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
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